Exhibit 99.1

Superconductor Technologies Inc. Completes Reverse Stock Split

AUSTIN, Texas — July 23, 2018 — Superconductor Technologies Inc. (STI) (Nasdaq: SCON) will effect a one-for-ten (1:10) reverse split of its common stock on July 24, 2018. The reverse stock split, which was authorized by its Board of Directors, was approved by STI’s stockholders on June 15, 2018. Upon market open Tuesday, July 24, 2018, STI’s common stock will continue trading under the symbol SCON on a split-adjusted basis with a new CUSIP number.

STI has implemented the reverse stock split for the purpose of regaining compliance with the Nasdaq Stock Market’s listing maintenance standard that requires STI to maintain at least a $1.00 per share minimum bid price. The reverse stock split will reduce the number of outstanding shares of STI common stock from approximately 12,323,798 shares as of July 23, 2018, to approximately 1,232,379 shares outstanding post-split. Correspondingly, the initial trading price of STI common stock is expected to proportionately increase immediately following the reverse stock split. However, other factors may adversely affect the price of our common stock and there can be no assurance that the reverse stock split will increase the trading price of our common stock or allow us to regain and maintain compliance with the Nasdaq Stock Market’s listing maintenance standard.

In the reverse stock split, each ten shares of issued and outstanding common stock will be converted automatically into one share of common stock. No fractional shares will be issued in connection with the reverse stock split, and stockholders who would be entitled to fractional shares will receive cash in lieu of fractional shares. The reverse stock split will also have a proportionate effect on all stock options and warrants outstanding as of July 24, 2018.

Stockholders who hold their shares in brokerage accounts or in “street name” will not be required to take any action to effect the exchange of their shares. Stockholders of record as of July 24, 2018, who hold share certificates will receive instructions from STI’s transfer agent, Computershare, explaining the process for obtaining new post-split stock certificates. Computershare will act as the exchange agent for purposes of implementing the exchange of stock certificates.

Additional information on the reverse split can be found in STI’s definitive proxy statement filed with the Securities and Exchange Commission on May 8, 2018, which is available on the SEC’s website at www.sec.gov and on the company’s website.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.’s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently

Exhibit 99.1

subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the third quarter of 2018), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; the steps required to maintain the listing of our common stock with a U.S. national securities exchange and the impact on the liquidity and trading price of our common stock if we fail to maintain such listing; the cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of STI’s Annual Report on Form 10-K for the year ended December 31, 2017 and in STI’s other public filings. These documents are available online at STI’s website, www.suptech.com, or through the SEC’s website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact

Moriah Shilton or Kirsten Chapman

LHA         +1-415-433-3777        invest@suptech.com

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